Exhibit 4.24

Loan Repayment Agreement

This Agreement is entered into on February 17, 2020, by and between the following two parties in Haidian District, Beijing.:

Party A: [Name of Borrower] (hereinafter referred to as the “Borrower”)

ID No.:***

Party B: Weibo Internet Technology (China) Co., Ltd. (hereinafter referred to as “Weibo Technology”)

Address: 2nd Floor, Sina Headquarter, Plot N-1, N-2, Phase II (western expansion) of Zhongguancun Software Park, Dongbeiwang W. Road, Haidian District, Beijing

Whereas:

(1) On the date of April 9, 2014, the Borrower entered into a certain Loan Agreement (the “Loan Agreement I”) with Weibo Technology and on the date of February 17, 2020, the Borrower entered into a certain Loan Agreement (the “Loan Agreement II”, Loan Agreement I and Loan Agreement II refer to “Loan Agreements”) with Weibo Technology, in order to acquire the 50 % of equity interests in Beijing Weimeng Chuangke Investment Management Co., Ltd. (hereinafter referred to as “Weimeng Chuangke”), whereby, the Borrower totally obtained loans from Weibo Technology in an amount of RMB 15,000,000 (the “Loan”);

(2) The Borrower and Weibo Technology entered into a certain Equity Transfer Agreement on February 17, 2020 (the “ETA”), whereunder, the Borrower agreed to transfer to Weibo Technology or any party designated by Weibo Technology (the “Transferee”) the 50% of equity interests held by the Borrower in Weimeng Chuangke (the “Subject Equity Interests”) and in consideration of such transfer, the Transferee shall pay the Borrower RMB 15,000,000 as the aggregate purchase price (the “Purchase Price”) of the Subject Equity Interests upon the consummation of such transfer; and

(3) The Parties have agreed to offset the debt owed by the Borrower to Weibo Technology under the Repayment Agreement against Weibo Technology’s obligation for payment of the Purchase Price to the Borrower under the ETA.

THEREFORE, after consultations, the Parties reach agreement as follows with respect to the debt set-off and the repayment of the Loan:

1.   Debt Set-off

1.1 In the event that the Borrower transfers a portion of the Subject Equity Interests to a Transferee designated by Weibo Technology in accordance with the ETA, the portion of the debt owed by the Borrower to Weibo Technology under the Loan Agreements equivalent to the portion of the Purchase Price of such portion of the Subject Equity Interests shall be offset against such Transferee’s obligation towards the Borrower for the payment of such portion of the Purchase Price of such portion of the Subject Equity Interests. In other words, upon the consummation of the transfer from the Borrower to the Transferee of a portion of the Subject Equity Interests, it shall be deemed that the Borrower has repaid a portion of the debt owed by the Borrower to Weibo Technology under the Loan Agreement equivalent to the portion of the Purchase Price of such portion of the Subject Equity Interests. The amount of any such repayment shall be calculated at the following formula: X = T× (A÷B), where, X stands for the amount repaid by the Borrower; and T stands for the total amount of the debt owed by the Borrower to Weibo Technology; A stands for the amount of the Subject Equity Interests that has been transferred to the Transferee; and B stands for the total amount of the Subject Equity Interests.

1.2 Upon the consummation of the transfer from the Borrower to the Transferee of the total amount of the Subject Equity Interests, the debt owed by the Borrower to Weibo Technology under the Loan Agreement shall be offset against any and all the Transferee’s obligation for payment to the Borrower of the Purchase Price of the Subject Equity Interests under the ETA. As a result, the Borrower shall not be required to perform its obligation to make repayment to Weibo Technology under the Loan Agreement and the Transferee shall not be required to perform its obligation to pay any Purchase Price to the Borrower under the ETA.

2.   Repayment of the Loan

2.1 Weibo Technology may not request the Borrower to repay any debt owed by the Borrower to Weibo Technology under the Loan Agreements in any way other than through the set-off of such debt against the transfer of the Subject Equity Interests as contemplated hereunder. Similarly, the Borrower may not request the Transferee to pay the Borrower any portion of the Purchase Price under the ETA in any way other than through the debt set-off as contemplated hereunder.

2.2 The Borrower shall transfer the Subject Equity Interests to the Transferee in accordance with the ETA and satisfy all its debt owed to Weibo Technology under the Loan Agreements through the debt set-off as contemplated hereunder. Without prior written consent of Weibo Technology, the Borrower may not repay any debt owed by the Borrower to Weibo Technology under the Loan Agreements in any way other than through the set-off of such debt against the transfer of the Subject Equity Interests as contemplated hereunder.

2.3 As from the date of effectiveness of this Agreement, the timing for the Borrower’s repayment of any portion of the Loan under the Loan Agreements shall be determined by Weibo Technology at its sole discretion. Weibo Technology shall have the right to request at any time the Borrower to repay Weibo Technology all or any portion of the Loan in the way contemplated hereunder.

2.4 In case of any discrepancy about term in the Loan Agreements and the preceding provision, the preceding provision shall prevail.

2.5 In the event that the Borrower is rendered unable to transfer to the Transferee any Subject Equity Interests due to any law or regulation of the People’s Republic of China or any substantive obstacle encountered in the actual performance of this Agreement, the Parties shall, by adhering to the principal of equality, mutual benefit and good faith, determine through negotiations, a specific approach to repay the Loan that is closed to the intent of this Agreement.

3.   Effectiveness, Amendment and Termination

3.1 This Agreement shall take effect upon being signed by both Parties and shall expire upon the complete performance by each party of all its respective obligations hereunder.

3.2 After having reached agreement through negotiations, the Parties may at any time amend or prematurely terminate this Agreement by written agreement.

4.   Default Liabilities

4.1 Any direct or indirect breach by either party of any provision in this Agreement, or any failure of either party to assume at all or to assume in time and in full any of its obligations under this Agreement shall constitute a default hereunder. In such case, the non-defaulting party (the “Non-defaulting Party”) shall notify the defaulting party (the “Defaulting Party”) in writing to rectify its breach and take adequate, effective and timely measures to eliminate the consequences of such breach and indemnify the Non-defaulting Party against any and all the losses caused by such breach.

4.2 Upon the occurrence of any breach which in the reasonable and objective judgment of the Non-defaulting Party has rendered it impossible or unfair for the Non-defaulting Party to perform its respective obligations hereunder, the Non-defaulting Party shall have the right to notify the Defaulting Party in writing that the Non-defaulting Party will suspend its performance of its respective obligations hereunder until the Defaulting Party has ceased such breach, taken adequate, effective and timely measures to eliminate the consequences of such breach and indemnified the Non-defaulting Party against any and all the losses caused by such breach.

4.3 The losses of the Non-defaulting Party caused by the breach of the Defaulting Party that are indemnifiable by the Defaulting Party shall include the direct economic losses and any and all foreseeable indirect losses and incidental expenses, including but not limited to, attorney fees, litigation and arbitration costs, financial expenses and travelling expenses.

5.   Dispute Resolution

5.1 Any dispute between parties in relation to the interpretation or performance of any provision hereunder shall be resolved through amicable consultations between parties.

5.2 Any dispute fails to be resolved through such consultations shall be referred to China International Economic and Trade Arbitration Commission for arbitration in accordance with its effective arbitration rules. The arbitration proceedings shall be conducted in Beijing in Chinese. The arbitral award shall be final and binding upon both parties.

5.3 The conclusion, effectiveness, performance, interpretation and dispute resolution of this Agreement shall be governed by the laws of the PRC.

6.   Miscellaneous

6.1 In case any prior mutual understanding or agreement between parties in respect of any relevant subject matter hereunder conflicts with this Agreement, this Agreement shall prevail.

6.2 Headings herein are inserted for ease of reference only and shall not affect the interpretation of any provision herein.

6.3 This Agreement shall be binding upon both parties and their respective successors, heirs and permitted assigns.

6.4 In case any provision in this Agreement is or becomes invalid or unenforceable in whole or in part due to noncompliance with any law or governmental regulation or otherwise, the part of such provision affected thereby shall be deemed to have been deleted from this Agreement; provided, however, that such deletion shall not affect the legal force and effect of any other part of such provision or any other provision in this Agreement. In such case, parties shall negotiate for a new provision to replace such invalid or unenforceable provision.

6.5 Unless otherwise specified herein, any failure of either party to exercise or any delay of either party in the exercise of any of its rights, powers or privileges hereunder shall not be deemed as a waiver of the exercise of such right, power or privilege. Any single or partial exercise of any right, power or privilege shall not prejudice the exercise of any other right, power or privilege.

6.6 This Agreement shall be executed in two (2) counterparts with equal legal force and effect, one (1) for each party.

6.7 Any matter not covered hereunder shall be subject to further negotiations between parties.

[Name of Borrower]		Weibo Internet Technology (China) Co., Ltd.

Signature:	/s/ [Name of Borrower]	Authorized Representative:	/s/ Weibo Internet Technology (China) Co., Ltd.

Schedule of Material Differences

One or more persons entered into Loan Repayment Agreement with Weibo Technology using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of Borrower
1.	Y. Liu
2.	W. Wang